Exhibit 99.1

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES LAWSUIT AGAINST BLACKBEARD OPERATING, LLC

DALLAS, Texas, May 8, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today announced that it has initiated a lawsuit by filing a petition in the District Court of Tarrant County, Texas against Blackbeard Operating, LLC (“Blackbeard”), the operator of properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty.

Pursuant to the petition, the Trustee seeks to recover more than $15 million in damages to the Trust resulting from overhead costs and other expenses the Trustee alleges were impermissibly deducted from royalty payments to the Trust. The Trustee routinely engages in audits of the revenues and expenses with respect to the Trust’s royalty payments. In connection with its audit for the period from 2020-2022 the Trustee identified exceptions to certain expenses deducted from the Trust’s royalty payments, including among other things, incorrect overhead charges, application of overhead charges to non-producing wells, duplicate charges for services, materials, and utilities, as well as other expenses the Trustee alleges are ineligible charges. Attempts to resolve the disputed charges outside of court have been unsuccessful to date.

Forward-looking Statements

Any statements in this press release about plans for the Trust, the outcome of litigation or disputes, and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," "may," "intends" and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust's actual results to differ materially from the results we anticipate include, but are not limited to the risks set forth under the heading “Risk Factors” in the Trust’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee's views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee's views as of any date subsequent to the date hereof.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839